EXHIBIT 10.1

April 14, 2006

Mr. Greg D. Palmer
RemedyTemp, Inc.
101 Enterprise
Aliso Viejo CA 92656

Re: Amendment to Amended and Restated Employment Agreement

Dear Greg:

Reference is made to that certain Amendment to Amended and Restated Employment Agreement between you and RemedyTemp, Inc., a California corporation (the “Company”), dated as of April 22, 2005 (the “Amendment”). The purpose of this letter agreement is to amend certain provisions of the Amendment as follows:

1. Section 3.3(a) of the Amendment is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(a) An amount equal to 2.9 times the greater of (i) the Executive’s annualized rate of Base Salary in effect immediately prior to the commencement of the Protected Period, or (ii) the Executive’s annualized rate of Base Salary in effect immediately prior to the Effective Date of Termination.”

2. Section 3.3(b) of the Amendment is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(b) An amount equal to (i) the Executive’s maximum bonus opportunity for the fiscal year in which the Effective Date of Termination occurs, multiplied by (ii) 2.9. For purposes of this Section 3.3(b), the “maximum bonus opportunity” means the maximum bonus the Executive could earn for such fiscal year if the Company achieved the highest possible level of performance for all applicable performance measures (determined with reference to the Executive’s annualized rate of Base Salary in effect immediately prior to the commencement of the Protected Period or in effect immediately prior to the Effective Date of Termination, whichever is greater).”

3. A new Section 3.3(d) is hereby added to the Amendment, effective immediately, to read in its entirety as follows:

“(d) The Executive may elect to continue coverage under the Company’s medical and dental plans (for the Executive and, if applicable, the Executive’s eligible dependents) pursuant to the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If the Executive elects to continue such coverage, for the period commencing with the Effective Date of Termination and continuing for eighteen (18) months thereafter (the “COBRA Reimbursement Period”), the Company shall pay or reimburse the Executive for one hundred percent (100%) of the Executive’s COBRA premiums to continue such coverage as in effect immediately prior to the Effective Date of Termination. Notwithstanding the foregoing, the Company’s payment or reimbursement obligations under this Section 3.3(d) shall cease immediately upon the Executive’s eligibility for medical coverage provided by any successor employer of the Executive. From and after the last day of the COBRA Reimbursement Period (or such earlier date that the Executive may be eligible for medical coverage provided by any successor employer of the Executive), the Executive shall be solely responsible for the COBRA premiums for any COBRA continuation coverage that the Executive may be permitted to and may so elect.”

4. Article 5 of the Amendment is hereby deleted in its entirety, effective immediately, and replaced with the following:

“Article 5. Section 280G Gross-Up

(a)	Notwithstanding anything contained in this Amendment or any other document to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax imposed upon the Total Payments, including any Excise Tax on the Gross-Up Payment, the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state and local income or payroll tax upon the Gross-Up Payment, equals the net amount the Executive would have received in the absence of the Excise Tax.

(b)	The determination of the amount of any Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the date such calculation is requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or a Gross-Up Payment will initially be made in an amount that is less than what should have been made (any of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 5.3. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount (at the applicable Federal rate provided for in Section 1274(d) of the Code) for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Corporation. The Executive shall make such payment to the Corporation as soon as administratively practicable after the Corporation notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.”

This letter agreement does not modify any other terms of the Amendment except as expressly set forth above.

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If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Gunnar B. Gooding
Senior Vice President
Legal Affairs and Human Resources
RemedyTemp, Inc.

Acknowledged and Agreed:

By:

	Greg D. Palmer	Date